Exhibit 99.1
DENBURY AGREES TO ACQUIRE ROCKY MOUNTAIN PROPERTIES FOR $1.05 BILLION
Builds on Leading Position in Cedar Creek Anticline
Announces Energy Conference Presentation and Fourth Quarter Results Conference Call

PLANO, TX – January 15, 2013 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced that it has entered into an agreement to acquire producing property interests in the Cedar Creek Anticline (“CCA”) of Montana and North Dakota from a wholly-owned subsidiary of ConocoPhillips for $1.05 billion cash.  The assets to be purchased include additional interests in certain of Denbury’s existing operated fields in CCA along with operating interests in other CCA fields.

The acquisition is subject to satisfactory completion of customary title and environmental due diligence, as well as the satisfaction of customary closing conditions.  The acquisition is expected to close near the end of the first quarter of 2013 with a January 1, 2013 effective date. The purchase price is subject to standard adjustments for revenues and costs of the properties to be acquired from the effective date to the closing date.

Denbury plans to fund the purchase out of the approximately $1.3 billion of cash received from its Bakken sale and asset exchange with ExxonMobil completed in December 2012, $1.05 billion of which was deposited in qualified trust accounts to allow for potential future asset purchases that would qualify for like-kind exchange treatment.  The utilization of federal tax rules on like-kind exchanges for both the CCA properties to be acquired and the Rocky Mountain carbon dioxide (“CO2”) reserves acquired in the ExxonMobil exchange transaction is expected to allow Denbury to defer more than $400 million of the $500 million of cash taxes originally estimated on the Bakken transaction prior to completing the CO2 reserves acquisition and agreeing to acquire the CCA properties.

Denbury estimates that at year-end 2012 the proved conventional (non-tertiary) reserves associated with the CCA properties to be acquired were approximately 42 million barrels of oil equivalent of which approximately 95% was oil and 4% natural gas liquids and 91% was proved developed producing.  Net to the acquired interest, Denbury estimates current average production from the to-be-acquired properties at approximately 11,000 barrels of oil equivalent per day (“BOE/d”), of which 99% is oil and natural gas liquids.  Assuming the acquisition closes at the end of the first quarter of 2013, Denbury estimates that its full-year 2013 average daily production would increase by approximately 7,700 BOE/d.

Transaction Highlights

•
CCA is a major geological feature in eastern Montana and western North Dakota that extends for approximately 126 miles in a northwest-southeast direction and ranges from two to six miles in width.  CCA is a series of producing oil units, each of which could be considered a field by itself.  Commercial quantities of oil were first discovered in the South Pine Unit of CCA in the early 1950s.  The original oil in place at all CCA fields, including those not owned by Denbury, is estimated at over three billion barrels of oil.

•
CCA produces from numerous reservoirs, although the primary reservoir is the Red River formation, which is a series of carbonate reservoirs that have produced significant amounts of oil.  The gross producing interval at CCA is approximately 2,000 feet thick, and ranges in depth from approximately 7,000 feet to 9,000 feet.  The reservoir characteristics of CCA are similar in many respects to oil fields successfully flooded with CO2 in the Permian Basin of West Texas and Weyburn Field in the Canadian Williston Basin.

•
CCA is located approximately 110 miles north of Denbury’s Bell Creek Field, which the Company plans to start flooding with CO2 in the first half of 2013, and the current terminus of the recently completed Greencore Pipeline which will initially transport CO2 from Denbury’s source in central Wyoming.  Denbury currently plans to extend the Greencore Pipeline both north and southwest in order to deliver the CO2 necessary to flood its CCA fields.

•
Denbury is currently designing a CO2 development plan for its CCA assets, and will incorporate the newly acquired CCA properties into these plans.  The Company estimates that a CO2 flood of the to-be-acquired properties could recover between 60 million and 80 million barrels of oil.  As a result, Denbury estimates a CO2 flood of its CCA assets, including the assets to be acquired, could recover between 260 million to 280 million barrels of oil.

Management Comment

Phil Rykhoek, Denbury’s President and CEO, commented, “This transaction, combined with the recently completed ExxonMobil transaction, results in the trade of our Bakken assets for three assets with significant oil production, proved reserves, cash flow and CO2 EOR potential, along with additional CO2 reserves and a little bit of cash, all in a tax efficient manner.  Strategically, we are now purely focused on what we do best, CO2 enhanced oil recovery, which we believe offers one of the lowest risk, and most compelling rates of return in the oil and gas industry today.

“We estimate that CO2 flooding these newly acquired and to-be-acquired properties (Hartzog Draw Field, Webster Field, and CCA properties) will allow us to recover a combined estimated 140 million to 185 million barrels of otherwise stranded oil.  Also, these assets currently produce almost as much oil equivalent as our divested Bakken area assets while generating substantially more free cash flow.  Our interests in CCA make up our largest oil property in the Rocky Mountain region and are a key strategic reason we acquired Encore in 2010 to expand our successful enhanced oil recovery strategy to a new region.  The acquisition of additional assets in CCA should allow us to benefit from economies of scale and to leverage our technical knowledge and planned CO2 transportation infrastructure.

“On a separate note, we believe our common stock remains undervalued and, with our improved liquidity position, we intend to continue to execute our repurchase program.  Through January 11, 2013, we had repurchased approximately 20 million shares since we announced the Bakken transaction in September 2012 to bring our total purchases under the program since its inception in October 2011 to approximately 34 million shares at an average cost of $15 per share, or $507 million.  Repurchases to date under the program effectively improve our per-share metrics by about 8.5% through reduction of our outstanding shares.  Approximately $265 million of additional repurchases remain currently authorized under our repurchase program.”

Presentation and Fourth Quarter 2012 Results Conference Call

Denbury plans to post an updated corporate presentation to its website, www.denbury.com, this morning that includes additional details on the CCA acquisition, which presentation will be available on such website for approximately three weeks after posting.  In addition, the Company plans to announce its estimated year-end 2012 proved oil and natural gas reserves, estimated average annual daily oil and natural gas production rate for 2012, and estimated 2012 capital expenditures in a news release on or about Monday, February 4, 2013.  Also, Phil Rykhoek, Denbury’s President and CEO, will be presenting at the Credit Suisse Energy Summit on Wednesday, February 6, 2013, at 7:30 A.M. (Mountain) in Vail, Colorado.  Denbury plans to post the slides for the presentation to its website on February 5, and such presentation will be webcast live and otherwise be available on Denbury's website for approximately 30 days thereafter.

Denbury will host a conference call to review and discuss fourth quarter 2012 financial and operating results on Thursday, February 21, 2013 at 10:00 A.M. (Central).  Results will be released before the market opens on the day of the conference call and the full text of the news release will be available on the Company’s website.  Individuals who would like to participate should dial the applicable dial-in number listed below ten minutes before the scheduled start time and provide the confirmation number referenced below to the operator.

What: Fourth Quarter 2012 Results Conference Call
Date: Thursday, February 21, 2013
Time: 10:00 A.M. (Central) / 11:00 A.M. (Eastern)
Dial-in number: 800.230.1096
International dial-in number: 612.332.0725
Confirmation number: 260589

To access a live audio webcast of the conference call, please visit the investor relations section of the Company’s website.  The call will be archived on the website for at least 30 days, and a telephonic replay will be accessible for one month, after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 260588.

Denbury Resources Inc. is a growing independent oil and natural gas company. The Company is the largest combined oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations. For more information about Denbury, please visit www.denbury.com.

#      #      #

This news release contains forward-looking statements that involve risks and uncertainties including estimated oil equivalent reserves or reserves potential, original oil in place, future volumes recoverable with a CO2 flood, daily production volumes of the acquired assets, tax payments on property sale proceeds, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. The estimates of potential reserves in this news release, comprised of proved, probable and possible reserves based on the most recent drilling and technical data available to the Company, are more speculative than estimates of proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering these reserves is subject to substantially greater risk.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Investor Relations, 972.673.2028